Exhibit 10.25

AMENDMENT 2
to the
CoreLogic, Inc. Management Supplemental Benefit Plan

WHEREAS, CoreLogic, Inc. (the “Company”) maintains the CoreLogic, Inc. Management Supplemental Benefit Plan (the “Plan”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company desires to clarify that participants cannot affect the timing of payments under the Plan by virtue of when they execute a separation agreement under Section 3.2; and

WHEREAS, the initial payment will be made on the last day of the month following the month in which the Executive’s Separation from Service occurs, regardless of whether the separation agreement has been executed but no further payments will be made if the Executive does not execute the agreement.

NOW, THEREFORE BE IT RESOLVED, that the last two sentences of the first paragraph of section 3.2 are amended to read as follows:

“If the Executive does not execute and submit to the Company the separation agreement within sixty (60) days following his Separation from Service, he shall not receive any further benefit under this Plan.  If the Executive fails to submit an annual written certification within thirty (30) days following the end of a year, he shall not receive any further benefits under this Plan.”

IN WITNESS WHEREOF, CoreLogic, Inc. has duly executed this Amendment 2 this 27th day of January, 2011.

CoreLogic, Inc.

By:	/s/ Maria Nalywayko